Exhibit 10.4
ASSIGNMENT AGREEMENT

This Assignment Agreement (Agreement) is made as of the 28th day of April, 2009 by and between SMITH YOUNG AND ASSOCIATES, INC., a Colorado Corporation, its successors, affiliates, and assigns, Morton Weisbrot an individual residing in the State of Arizona, his successors, and assigns, (hereinafter all collectively referred to as the "Assignor") and, Terrasol Holdings LTD, a Nevada Corporation (“Assignee”), Sometimes referred to herein collectively as “the parties”.

RECITALS

1.           Assignor is a party to a certain Technology Assignee License and Distribution Agreement dated the 1st day of August, 2008, attached hereto as “Exhibit A” and incorporated herein by reference.

3.           Assignor desires to sell the Assignee all of Assignor's right, title and interest to the Agreement, a certain Technology License and Distribution Agreement dated the 1st day of August, 2008, attached hereto and incorporated herein by reference.

IT IS AGREED AS FOLLOWS:

1.           Purchase of Technology License and Distribution Agreement:

(a)       Assignee Shall pay Assignor a purchase price of One Million, Two Hundred Twenty US Dollars and Zero Cents ($1,220,000.00) which shall be paid in the form of Two Million (2,000,000) shares of Assignee’s $.0001 par value, Series “A” Convertible Preferred Stock. The Shares shall be fully paid for and non-assessable when issued and shall bear a restrictive legend in accordance with the rules and regulations of the United States Securities and Exchange Commission.

(b)       During the term of the Technology Assignee License and Distribution Agreement dated the 1st day of August, 2008 and including but not limited to all option periods or extensions of said Term,  as additional consideration for this Agreement, Assignee shall pay to Assignor a royalty of Ten  ($10.00) US Dollars and Zero cents from “Net Receipts” on all sales. This royalty shall be paid out of the net receipts from the sales of products covered under this Agreement.  Licensee's "net receipts" are defined as actual revenue derived and collected from the sale of products sold at Licensee's wholesale price less hard costs for manufacturing.  No royalty shall be paid in connection with free or promotional goods. "Hard costs" means all costs incurred with respect to the manufacture, distribution and sale of products embodying the licensed Technology including without limitation, graphic design, artwork, printing, including proofs and color separations, physical manufacturing and duplication, packaging and shipping of said products. Hard costs do not include warehousing, accounting, distribution and internet, television, radio and retail advertising, marketing and promotion.

(i)      Royalties in respect of sales outside the United States shall be computed in the same national currency as Assignee is accounted to by its licensees and shall be paid to Assignor at the same rate of exchange as Assignee is paid.  It is understood that such royalties will not be due and payable until payment thereof or credit therefore against advances previously taken is received by Assignee in the United States of America.  In the event Assignee is unable to receive payment in United States dollars in the United States due to governmental regulations, royalties therefore shall not be credited to Assignor's account during the continuance of such inability except that (i) if any accounting rendered to Assignor hereunder during the continuance of such inability shows Assignor's account to be in a credit position, Assignee will, after Assignor's request and at Assignor's expense, if Assignee is able to do so, deposit such royalties to Assignor's credit in the applicable foreign currency in a foreign depository, or (ii) if the royalties are not credited to Assignor's account exceed the amount, if any, by which Assignor's account is in a debit position, then Assignee will, after Assignor's request and at Assignor's expense, and if Assignee is able to do so, deposit such excess royalties to Assignor's credit in the applicable foreign currency in a foreign depository.  Deposit as aforesaid shall fulfill Licensee's obligations under this Agreement as to record sales to which such royalty payments are applicable.

(ii)    Statements as to royalties payable hereunder shall be sent by Assignee to Assignor within Thirty (30) days after the receipt of manufactured product at Assignee’s warehouse from the manufacture. Concurrently with the rendition of each statement, Assignee shall pay Assignor all royalties shown to be due by such statement. No statements need be rendered by Assignee for any such period after the expiration of the Term hereof for which there are no sales of product derived from the license hereunder.  All payments shall be made to the order of Assignor and shall be sent to Assignor at Assignor's address contained in this Agreement.  Assignee shall be entitled to maintain a single account with respect to all product sales subject to this or any other agreement. Assignor shall be deemed to have consented to all accountings rendered by Assignee hereunder and said accountings shall be binding upon Assignor and shall not be subject to any objection by Assignor for any reason unless specific objection, in writing, stating the basis thereof, is given to Assignee within one (1) year after the date rendered, and after such written objection, unless suit is instituted within eighteen (18) months after the date upon which Assignee notifies Assignor that it denies the validity of the objection.

(c)    Assignor shall have the right at Assignor's sole cost and expense to appoint a Certified Public Accountant or attorney who is not then currently engaged in an outstanding audit of Assignee to examine and copy Licensee's books and records as same pertain to sales of the Technology subject hereto, provided that any such examination shall be for a reasonable duration and shall take place at Licensee's offices during normal business hours on one (1) month prior written notice and shall not occur more than once in any calendar year.

i)  Notwithstanding anything to the contrary contained herein, if Assignee notifies Assignor that the Certified Public Accountant designated by Assignor to conduct an audit hereunder is engaged in an outstanding audit of Assignee on behalf of another person ("Other Audit"), Assignor may nevertheless have Assignor's audit conducted by such accountant, and the running of the time within which such audit may be made shall be suspended until such accountant has completed the Other Audit, subject to the following conditions:

ii)     Assignor shall notify Assignee of Assignor's election to that effect within fifteen (15) days after the date of Licensee's said notice to Assignor;

iii)    Assignor's accountant shall proceed in a reasonable continuous and expeditious manner to complete the Other Audit and render the final report thereon to the client and Licensee; and

iv)    Assignor's audit shall not be commenced by Assignor's accountant before the delivery to Assignee of the final report on the Other Audit, shall be commenced within thirty (30) days thereafter, and shall be conducted in a reasonable continuous manner.

v)  The provisions hereunder will not apply if Assignee elects to waive said provisions which require that Assignor's accountant shall not be engaged in any Other Audit.

2.           Assignment:  Assignor assigns in full all of Assignor's right, title and interest in and to the a certain Technology License and Distribution Agreement dated the 1st day of August, 2008.  Assignor will sign a Bill of Sale and Assignment in the form attached as “Exhibit B”.

3.           Closing:  This transaction will close at on or before April 28th, 2009.  Assignee will pay all costs of closing.

4.           Representations of Assignor:

A.           Assignor is the legal and equitable exclusive holder of One Hundred Percent (100%) of all license rights granted under the Technology License and Distribution Agreement dated the 1st day of August, 2008 and has full power and authority to sell and assign the Technology License and Distribution Agreement dated the 1st day of August, 2008 at its sole discretion, without prior notice or consent of any kind or nature, from any person or entity, natural or unnatural.

B.           Assignor has not executed any prior assignment, pledge or any other document which impairs Assignor's ability to assign in full all legal and equitable rights held by Assignor in and to the Technology License and Distribution Agreement dated the 1st day of August, 2008

C.           Assignor has executed no release, discharge, satisfaction or cancellation of the Technology License and Distribution Agreement dated the 1st day of August, 2008.

D.           Assignor has provided Assignee with true and correct copies of the Technology License and Distribution Agreement dated the 1st day of August, 2008.

5.           Counterparts.  This Agreement may be signed in one or more counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all suchcounterparts together shall be deemed an original of this Agreement.  Delivery of an executed counterpart of the signature to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

 6.           Choice of Law; Venue; Jurisdiction; Attorneys’ Fees.  The parties acknowledge and agree that this Agreement has been made in Arizona, and that it shall be governed by, construed, and enforced in  accordance with the laws of the State of Arizona, without reference to its conflicts of laws principles.  The parties also acknowledge and agree that any action or proceeding arising out of or relating to this Agreement or the enforcement thereof shall be brought in the Maricopa County Superior Court, and each of the parties irrevocably submits to the exclusive jurisdiction of that Court in any such action or proceeding, waives any objection the party may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of such action or proceeding shall be heard and determined only in that Court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the enforcement hereof in any other court.  The parties also acknowledge and agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or convenience of forum, or to personal or subject matter jurisdiction.  The parties also acknowledge and agree that any action or proceeding referred to above may be served on any party anywhere in the world without any objection thereto.  The parties also acknowledge and agree that the prevailing party in any such action or proceeding shall be awarded the party’s reasonable attorneys’ fees and costs (including, but not limited to, costs of court).

7.           Fair Meaning.  The parties agree that the wording of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties to this Agreement, including the party responsible for drafting the Agreement.

8.           Entire Agreement.  The parties declare and represent that no promise, inducement or agreement not herein expressed has been made, and that this Agreement constitutes the entire Agreement between the parties, and supersedes all prior negotiations, proposed agreements, or understandings, if any, between the parties concerning any of the provisions or contents of this Agreement.

9.           Mutual Drafting. The parties hereto acknowledge and agree that they are sophisticated and have been represented by attorneys who have carefully negotiated the provisions of this Agreement. As a consequence, the parties also agree that they do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effect.

10.           Jurisdiction.   Service of Process.  Any action or proceeding arising out of or relating to this Agreement shall be governed by Section 6 of this Agreement, and each of the parties irrevocably submits to the exclusive jurisdiction of each court identified therein in any such action or proceeding; waives any objection the party may now or hereafter have to venue or to convenience of forum; agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court; and agrees not to bring any action or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any action or proceeding referred to in the first sentence of this Section 10 may be served on any party anywhere in the world.

11.           Waiver; Remedies Cumulative.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege, or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law,

(i)  no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;

(ii) no waiver that may be given by a party will be applicable except in the specific instance in which it is given; and

(iii) no notice or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

12.           Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed given to a party when:

(i)   delivered by hand or by a nationally recognized overnight courier service  (costs prepaid),

(ii)   sent by facsimile with confirmation of transmission by the transmitting equipment, or;

(iii)   received or rejected by the addressee, if sent by certified mail, postage prepaid and return receipt requested, in each case to the following:

  (i) if to Assignor, to:                  17505 N. 79th Avenue, Suite 309
                Glendale, Arizona 85308
Phone:  (800)-611-1975
Facsimile: (623)-218-7032

(ii) if to Assignee, to:	Terrasol Holdings Ltd.
101 California Street
Suite #2450
San Francisco, CA 94111

13.           Binding on Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of each party, its successors, and assigns.  This Agreement and the rights and obligations hereunder shall not be assignable or transferable by either party without the prior written consent of the other party.

14.           Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors or assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such successors or assigns, any legal or equitable rights, remedy or claim hereunder.

15.           Severability.   If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
16.           Authority of Signers.  The parties represent and warrant that the person whose signature is set forth  below on behalf of a party is fully authorized to execute this Agreement on behalf of that party.

17.           Amendment.  No amendment to this Agreement shall be effective unless it shall be in writing and signed by the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

"ASSIGNOR"
SMITH YOUNG and ASSOCIATES, INC.  A Colorado Corporation

EIN# 26-3316924

By:  CARY LEE PETERSON
        Cary Lee Peterson
        Its President

"ASSIGNOR"
Morton Weisbrot, an Individual

By:  MORTON WEISBROT
       Morton Weisbrot

“ASSIGNEE”

TERRASOL HOLDINGS LTD, a Nevada Corporation

JERRY ALVAREZ
By: Jerry Alvarez, President, Director